Exhibit 99

Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 13645	January 27, 2010
Brenda A. Blake, ext. 13202
AmeriGas Partners Reports First Quarter Results
VALLEY FORGE, Pa., January 27 — AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), reported net income attributable to AmeriGas Partners, L.P. for the first fiscal quarter ended December 31, 2009 of $84.0 million compared to $124.0 million for the same period last year. The Partnership’s earnings before interest expense, income taxes, depreciation and amortization (EBITDA) was $123.0 million for the first quarter of 2009 compared to $164.1 million for the same period last year. Results for the prior-year period include the impact of a $39.9 million pre-tax gain on the sale of the Partnership’s California propane storage terminal.
For the three months ended December 31, 2009, retail propane volumes sold were 267.4 million gallons compared with retail propane volumes of 278.2 million gallons in the prior-year period. Weather was 1.3% colder than normal and 2.1% colder than in the prior-year period, according to the National Oceanic and Atmospheric Administration. The beneficial impact of the colder weather on volumes sold was more than offset by the effects of the economic recession on commercial and motor fuel customers and continued customer conservation.
Eugene V. N. Bissell, chief executive officer of AmeriGas, said, “We are pleased to report that our first quarter results were right in line with our expectations, as significantly lower operating expenses offset most of the impact of lower sales volumes and slightly lower unit margins.”
Revenues for the quarter decreased to $656.6 million from $727.1 million in the prior year period, reflecting lower average selling prices and lower volumes sold. Total margin decreased $14.5 million mainly due to the lower volumes sold. The decrease in total margin was largely offset by a $13.2 million decrease in operating and administrative expenses due to lower uncollectible accounts expense and lower general insurance and uninsured litigation expenses. Operating income decreased to $102.6 million from $144.8 million in the fiscal 2009 quarter, primarily reflecting the impact of the terminal sale on prior-year results.
Separately, AmeriGas announced that for the three-year period ended December 31, 2009, the compound annual total return on Partnership units exceeded that of a substantial majority of the partnerships in its peer group of publicly traded master limited partnerships. As a result, employees who received performance-contingent unit awards in early 2007 in accordance with AmeriGas’s long-term compensation plan will receive a payout under the plan in Partnership units and will be deemed to have sold a portion of the units to AmeriGas Partners for cash to pay income taxes. The appropriate disclosures on Form 4 have been filed with the Securities and Exchange Commission.
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AmeriGas Partners Reports First Quarter Results
AmeriGas Partners is the nation’s largest retail propane marketer, serving approximately 1.3 million customers in all 50 states from approximately 1,200 locations. UGI Corporation (NYSE:UGI), through subsidiaries, owns 44% of the Partnership and the public owns the remaining 56%.
AmeriGas Partners, L. P. will host its first quarter FY 2010 earnings conference call on Wednesday, January 27, 2010, at 4:00 PM ET. Interested parties may listen to a live audio broadcast of the conference call at http://investor.shareholder.com/ugi/apu/events.cfm or at the company website: www.amerigas.com by clicking on Investor Relations. A telephonic replay will be available from 7:00 PM ET on Wednesday, January 27 through midnight Friday, January 29. The replay may be accessed at 1-888-203-1112, passcode 2705534 and International access 1-719-457-0820, passcode 2705534.
Comprehensive information about AmeriGas is available on the Internet at www.amerigas.com.
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, price volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, and political, economic and regulatory conditions in the U. S. and abroad. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AP-03	###	1/27/10

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues:
Propane	$614,358	$678,628	$2,027,620	$2,603,631
Other	42,237	48,436	162,006	190,454

	656,595	727,064	2,189,626	2,794,085

Costs and expenses:
Cost of sales — propane	375,449	428,469	1,201,312	1,777,521
Cost of sales — other	14,120	17,069	59,223	69,983
Operating and administrative expenses	146,814	159,985	601,981	617,566
Depreciation	19,983	19,420	79,091	76,442
Amortization	1,398	1,323	5,335	4,879
Gain on sale of California storage facility	—	(39,887)	—	(39,887)
Other income, net	(3,783)	(4,081)	(15,707)	(18,091)

	553,981	582,298	1,931,235	2,488,413

Operating income	102,614	144,766	258,391	305,672
Interest expense	(16,493)	(18,725)	(68,108)	(73,381)

Income before income taxes	86,121	126,041	190,283	232,291
Income taxes	(1,167)	(637)	(3,123)	(1,616)

Net income	84,954	125,404	187,160	230,675
Less: net income attributable to noncontrolling interests	(995)	(1,441)	(2,521)	(2,998)

Net income attributable to AmeriGas Partners, L.P.	$83,959	$123,963	$184,639	$227,677

General partner’s interest in net income attributable to AmeriGas Partners, L.P.	$1,407	$1,545	$6,599	$3,236

Limited partners’ interest in net income attributable to AmeriGas Partners, L.P.	$82,552	$122,418	$178,040	$224,441

Income per limited partner unit (a)
Basic	$1.15	$1.50	$3.06	$3.63

Diluted	$1.15	$1.50	$3.06	$3.63

Average limited partner units outstanding:
Basic	57,055	57,014	57,049	57,014

Diluted	57,105	57,062	57,093	57,055

SUPPLEMENTAL INFORMATION:

Retail gallons sold (millions)	267.4	278.2	917.4	992.3
EBITDA (b)	$123,000	$164,068	$340,296	$383,995
Expenditures for property, plant and equipment:
Maintenance capital expenditures	$10,429	$8,646	$39,295	$30,398
Growth capital expenditures	$16,297	$10,493	$47,031	$33,314

(a)	Income per limited partner unit is computed in accordance with accounting guidance regarding the application of the two-class method for determining earnings per share as it relates to master limited partnerships. Refer to notes 2 and 3 to the consolidated financial statements included in the AmeriGas Partners, L.P. Annual Report on Form 10-K for the fiscal year ended September 30, 2009.

(b)	Earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) should not be considered as an alternative to net income attributable to AmeriGas Partners, L.P. (as an indicator of operating performance) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States (“GAAP”). Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with other companies within the propane industry and (2) assess its ability to meet loan covenants. The Partnership’s definition of EBITDA may be different from that used by other companies.

Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization from EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P. for the relevant years.

(continued)

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)
(continued)
Management also uses EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s EBITDA to assess the profitability of the Partnership. UGI Corporation discloses the Partnership’s EBITDA as the profitability measure to comply with the GAAP requirement to provide profitability information about its domestic propane segment. EBITDA in the three and twelve months ended December 31, 2008 includes a $39,887 pre-tax gain from the sale of the Partnership’s California storage facility.
The following table includes reconciliations of net income attributable to AmeriGas Partners, L.P. to EBITDA for all periods presented:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net income attributable to AmeriGas Partners, L.P.	$83,959	$123,963	$184,639	$227,677
Income taxes	1,167	637	3,123	1,616
Interest expense	16,493	18,725	68,108	73,381
Depreciation	19,983	19,420	79,091	76,442
Amortization	1,398	1,323	5,335	4,879

EBITDA	$123,000	$164,068	$340,296	$383,995